UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 26, 2008
Date of Report (Date of earliest event reported)

Protective Life Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11339	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South

Birmingham, Alabama 35223

(Address of principal executive offices and zip code)

(205) 268-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The amounts of Protective Life Corporation’s (the “Company”) securities holdings in Washington Mutual, Inc. are presented below, at approximate GAAP amortized cost.  Since the opening of trading on September 26, 2008, the Company has sold certain of these securities for a total of $8.0 million; these securities had been held at a GAAP amortized cost of approximately $41.8 million.  At September 30, 2008, the Company’s remaining holdings in Washington Mutual are as follows:

Senior Debt: none

Subordinated Debt: $2.5 million

Preferred Stock: $42.9 million

Common Stock: none

Additional investments in Washington Mutual are held pursuant to a modified coinsurance arrangement under which the economic risks and benefits of the investments are passed to a third-party reinsurer.  Since the opening of trading on September 26, 2008, the Company has sold certain of these securities for $1.6 million; these securities had been held at a GAAP amortized cost of approximately $6.0 million.  At September 30, 2008, the Washington Mutual holdings under this modified coinsurance agreement are as follows:

Senior Debt: none

Subordinated Debt: $1.0 million

Preferred Stock: none

Common Stock: none

For the third quarter of 2008, the Company will record applicable realized losses associated with the aforementioned sales and expects to determine the amount of any other-than-temporary-impairment charge relating to its remaining investments in Washington Mutual as of September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROTECTIVE LIFE CORPORATION
/s/Steven G. Walker
Steven G. Walker
Senior Vice President, Controller and Chief Accounting Officer

Dated: September 30, 2008